Form 10KSB, Exhibit 13
period 1996-09-30
HI TIGER INTERNATIONAL INC
filed 1997-01-07
CIK 1005974

INDEPENDENT AUDITOR'S REPORT





Board of Directors
Avtel Communications, Inc. and Subsidiaries
(Formerly Hi, Tiger International, Inc.)
Santa Barbara, California

Dear Members of the Board:

     We have audited the accompanying consolidated balance sheet of Avtel Communications, Inc. and Subsidiaries (formerly Hi, Tiger International, Inc.), as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avtel Communications, Inc. and Subsidiaries (formerly Hi, Tiger International, Inc.), as of September 30, 1996, and the results of its operations and its cash flows for the two years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

                                   Respectfully submitted,



                                    /S/ ROBISON, HILL & CO.
                                   Certified Public Accountants
Salt Lake City, Utah
December 12, 1996



AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
CONSOLIDATED BALANCE SHEET











                                                    SEPTEMBER 30,
ASSETS                                                 1996
Current Assets
  Cash                                              $     9,420
  Accounts Receivable (Net of Allowance
    for Doubtful Accounts of $4,841)                     17,936

     Total Current Assets                                27,356

Fixed Assets
  Equipment                                             159,306
  Equipment Lease                                        21,280
  Furniture & Fixtures                                    6,866
  Less Accumulated Depreciation                         (84,426)

     Net Fixed Assets                                   103,026

     Total Assets                                   $   130,382



















AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
CONSOLIDATED BALANCE SHEET
(Continued)


                                                    SEPTEMBER 30,
LIABILITIES AND STOCKHOLDERS' EQUITY                   1996
Current Liabilities
  Accounts Payable, Trade                                 25,269
  Income Taxes Payable                                       200
  Accrued Liabilities                                      6,266
  Lease Obligation - Current Portion                       6,120
  Accounts Payable - Related Party                        40,900

     Total Current Liabilities                            78,755

Long Term Liabilities
  Lease Obligation - Long Term Portion                     3,890

     Total Long Term Liabilities                           3,890

     Total Liabilities                                    82,645

  Minority Interest                                       18,911

Stockholders' Equity
  Common Stock (Par Value $.001),
    50,000,000 shares authorized.
    2,513,299 shares
    issued and outstanding
    September 30, 1996                                    2,513

  Paid in Capital in Excess of Par
    Value                                               520,249

  Retained Deficit                                     (493,936)


     Total Stockholders' Equity                          28,826

     Total Liabilities and
       Stockholders' Equity                         $   130,382





The accompanying notes are an integral part of these financial statements.


AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
CONSOLIDATED STATEMENT OF OPERATIONS








                                                        For the Year Ended
                                                           September 30,
                                                         1996           1995
REVENUES
  Sales                                              $  299,315     $  157,136
  Cost of Sales                                          67,034         29,280

     Gross Margin                                       232,281        127,856

EXPENSES
  General and Administrative                            276,485        253,355
  Bad Debt Expense                                        4,842          2,739

     Total Operating Expense                            281,327        256,094

Income (Loss) From Operations                           (49,046)     (128,238)

Other Income (Expense)
  Interest Income                                         2,450         5,148
  Misc. Income                                              811           128
  Interest Expense                                       (6,999)       (9,223)
  Gain on Sale of Equipment                                 383             -

     Net Other Income (Loss)                             (3,355)       (3,947)

Income (Loss) Before Taxes                              (52,401)     (132,185)

Income Taxes                                               (206)         (200)

Minority Income                                          (2,727)        5,151

Net Income (Loss)                                    $  (55,334)   $ (127,234)

Weighted Average Shares
  Outstanding                                          2,425,672     2,163,172

Loss Per Share                                        $     (.02)   $    (.06)

The accompanying notes are an integral part of these financial statements.






AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                      Common  Stock
                     Common Stock         to be          Capital in
                                          Issued         Excess of   Earnings
                    Shares  Amount   Shares  Par Value   Par Value   (Deficit)

Balance
September 30,
1994            1,947,300  $ 1,947   30,000  $     30   $ 299,673  $ (311,368)

October 7, 1994 shares issued
  to an individual for cash
  at $.50
  per share        30,000     30     (30,000)     (30)          -          -

January 1, 1995 shares issued
  to a related corporation and
  individuals in exchange for
  ownership units of a Limited
  Liability Company at $.247
  per share (includes options
  to purchase 75,000 shares
  at $.75 per share
  (see NOTE 1 Purchase of
  Subsidiary)     260,000     260          -        -      64,080           -

April 25, 1995 shares issued
  to an individual for cash
  at $.50 per share subject to
  a Repurchase Agreement
  (See NOTE 6)    100,000     100          -        -      49,900           -

May 31, 1995 shares issued
  to a company for cash
  at $.40
  per share        49,999      50           -        -      19,950          -

July 28, 1995 shares issued
  to an individual in
  exchange for services
  at $.377
  per share         5,000       5           -        -       1,880          -

Compensation Expense on
  Stock Options
   (See NOTE 5)         -       -           -        -       49,687         -

Net Loss                -       -           -        -            -  (127,234)

Balance
September 30,
1995            2,392,299   2,392           -        -      485,170  (438,602)

March 25, 1996 exercise of
  Stock Options at $.50
  per share       20,000       20           -        -        9,980         -

March 25, 1996 shares issued
  to an individual at
  $.50 per share   5,000        5           -        -         2,495        -

March 28, 1996 shares issued
  to an individual at
  $.75 per share  16,000       16           -        -         11,984       -

July 30, 1996 exercise of
  Stock Options by Directors
  at $.01 per
  share           50,000       50           -        -            450       -

August 6, 1995 exercise of
  Stock Options by Employees
  at $.01
  per share       10,000       10           -         -            90        -

August 8, 1996 shares issued
  to an individual at
  $1.00 per
  share           10,000       10           -         -          9,990      -

September 3, 1996 exercise of
  Stock Options by Director
  at $.01
  per share       10,000       10           -          -           90      -

Net Loss               -        -           -          -            - (55,334)

Balance
September 30,
1996           2,513,299    2,513           -          -   $ 520,249 $(493,936)








The accompanying notes are an integral part of these financial statements.





AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      For the Year Ended
                                                          September 30,
                                                       1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss                                         $  (55,334)     $ (127,234)

Adjustments Used to Reconcile
  Net Loss to Net Cash

  Minority Income                                      2,727        (5,151)

  Provided by (Used In)
  Operating Activities:
    Compensation Expense from
      Stock Options                                        -        49,687
  (Increase) Decrease in
      Accounts Receivable                               1,399      (19,336)
    (Increase) Decrease in
      Interest Receivable                               9,310       (5,148)
    Increase (Decrease) in
      Payables                                          19,162      51,274
    Increase (Decrease) in
      Interest Payable                                 (41,892)      6,960
    Depreciation and Amortization                       54,189      30,237

Net Adjustments                                         44,895     108,523

Net Cash Used In Operating
  Activities                                           (10,439)    (18,711)


CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of Equipment                               (43,664)     (15,833)
Acquisition of Subsidiary                                    -      (21,000)

Net Cash Used by Investing Activities                  (43,664)     (36,833)











AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)


                                                      For the Year
Ended
                                                         September 30,
                                                      1995           1994
CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds From Capital Stock Issued               $   35,200     $   70,000
Proceeds From Loans                                  46,000              -
Cash Payments on Notes Payable                      (26,900)        (5,173)
Cash Payments on Capital Leases                      (8,044)        (3,226)

Net Cash Provided by Financing
  Activities                                          46,256         61,601

Net Increase (Decrease) in Cash
  and Cash Equivalents                                (7,847)         6,057

Cash and Cash Equivalents at
  Beginning of the Year                               17,267         11,210

Cash and Cash Equivalents at
  End of the Year                                 $    9,420     $   17,267

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:

Interst                                            $   48,891    $    2,263
Income Taxes                                       $      200    $      200

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On February 14, 1995 the Company issued 260,000 shares of stock in exchange for an 80% ownership interest in a limited liability company.

On July 28, 1995 the Company issued 5,000 shares of stock in exchange for services.






The accompanying notes are an integral part of these financial statements.



AVTEL COMMUNICATIONS, INC.AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996


NOTE 1 - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES

     This summary of accounting policies for Avtel Communications, Inc. and Subsidiaries (formerly Hi, Tiger International, Inc.) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

     The Company was organized under the laws of the State of Utah on October 27, 1981. The Company was in the development stage as of September 30, 1994. The Company commenced operations on January 1, 1995.

Nature of Business

     The Company provides a comprehensive array of broadband network services, focused primarily on the business customer. The Company's current management consists of key executives from the telecommunications industry who are developing and implementing a business strategy to integrate voice, data and video internetworking solutions for small and mid-size offices and select vertical markets. The Company has, since October 1, 1996, completed acquistions and formed strategic alliances with companies that enable AvTel to offer a broad spectrum of communications services.

Purchase of Subsidiary

     On February 14, 1995, Hi, Tiger, Inc. a wholly owned subsidiary of the Company, entered into an agreement whereby 260,000 shares of the Company's common stock, and options to purchase 75,000 shares of common stock at an exercise price of $.75 any time through December 31, 1996, and $21,000 cash were exchanged for an 80% interest in The Friendly Net, a Utah Limited Liability Company("TFN"). TFN, which began operations on January 1, 1995, had total assets whith a historical cost value of $106,675, consisting of computer equipment with historical value of $100,934 and office furniture and fixtures with historical value of $5,741, and no liabilities on the date of the exchange. This transaction has been accounted for as a purchase using the recorded value of net assets of the seller due to the related party relationship. Accordingly, assets and liabilities are reflected at their historical values. Shareholders' equity has been restated to reflect shares exchanged in the reorganization as outstanding as of January 1, 1995, and income and expenses have been presented since January 1, 1995.

AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES (Continued)

Consolidation

     The consolidated financial statements include the accounts of the Company and Hi, Tiger, Inc. ("HTI") its wholly owned subsidiary and The Friendly Net LLC., HTI's majority-owned (80%) subsidiary. The effect of all intercompany balances and transactions have been eliminated in combination.

Cash Equivalents

     For the purpose of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Loss per Common Share

     Earnings per common share are based upon the weighted average number of common shares outstanding during each year. Fully diluted earnings per share are not presented because they are anti-dilutive.

Fixed Assets

     Fixed assets are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated economic useful lives of the related assets as follows:

     Computer equipment                    3 years
     Office furniture and fixtures          5-10 years

     Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

     Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.





 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES (Continued)

Capital Lease

     The Company is the lessee of computer equipment under a capital leases expiring in 1997 and 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the lower of the lease term or their estimated productive lives. Amortization of assets under capital lease is included in depreciation expense for September 30, 1996 and 1995.


NOTE 2 - INCOME TAXES

     The Company has accumulated tax losses estimated at $365,000 expiring in years beginning 1998. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. The amount of net operating loss carryforward available to offset future taxable income will be limited if there is a substantial change in ownership.

NOTE 3 - RELATED PARTY TRANSACTIONS

     Various shareholders had loaned the Company $5,173; $13,000 and $13,900 respectively. The notes were payable on demand plus interest at 10% per annum. The balance due as of September 30, 1996 and 1995 was $ 0 and $26,900 plus accrued interest of $ 0 and $41,892 respectively.

     The Company had loaned $46,000 to an affiliated company. The note was payable on demand plus interest at 10% per annum. The balance due as of September 30, 1996 and 1995 was $ 0 and $46,000 plus accrued interest of $ 0 and $9,310 respectively.

     The Friendly Net L.L.C. has entered into a lease agreement with an affiliated company in the amount of $1,000 per month. (See Note 4)

     Beginning January 1, 1995, the Company agreed to Pay Paul G. Begum, former President and Chief Executive Officer of the Company and a principal shareholder, a consulting fee of $3,000 per month. Certain portions of Mr. Begum's consulting fees have been accrued so that at September 30, 1996, $40,900, including interest was due Mr. Begum. Pursuant to the Merger (see
Note 7 - Subsequent Events)

 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 3 - RELATED PARTY TRANSACTIONS (Continued)

on October 23, 1996, an agreement was entered into with Mr. Begum, $48,000 will, subject to certain setoff rights, be paid to Mr. Begum over a twelve
(12) month period beginning November, 1996 at $4,000 per month.

NOTE 4 - COMMITMENTS

     As of September 30, 1996 and 1995 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the Company for the use of these facilities and there are no commitments for future use of the facilities.

     The Friendly Net L.L.C. has entered into a commercial lease of office space with Tree of Stars, Inc./P.D.O. (an affiliated company). The lease provides for rental payments of $1,000 per month and expires April 30, 1997.

     The Friendly Net LLC. Has entered into a commercial lease of storage space with Utah County association of Realtors. The lease provides for rental payments of $100 per month and expires June 20, 1998.

NOTE 5 - STOCK OPTIONS

     On March 22, 1995 the Company adopted stock option plans for specified directors and employees pursuant to which 45,000 stock options at $.75 per share were awarded to employees and 105,000 stock options at $.25 per share were awarded to specified directors, and 5,000 stock options at $.75 were awarded to a director. The outstanding and exercisable options expire on periods of between two and three years from the dates of grant, which is during the period September, 1997 through September, 1998.
Compensation expense charged to operations in 1995 was $49,687. The following is a summary of transactions:

                                     Shares Under Option
                                       September 30,
                                     1996         1995
Outstanding, beginning of year       270,000            -
Granted during the year              144,444      270,000
Cancelled during the year            (22,000)           -
Exercised during the year            (90,000)           -

Outstanding, end of year
(at prices ranging from $.25
to $.75 per share)                   302,444      270,000





 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 5 - STOCK OPTIONS (Continued)
                                     Shares Under Option
                                       September 30,
                                     1996         1995

Eligible, end of year for
exercise currently (at prices
ranging from $.25 to $.75
per share)                           302,444      270,000

NOTE 6 - STOCK REPURCHASE AGREEMENT

     On March 27, 1995 the Company entered into an agreement whereby at the option of Peter D. Olsen, a principal shareholder of the Company, the Company is to purchase 100,000 shares of its own stock from Mr. Olsen at $.75 per share. The terms of the agreement provide that the option was to be exercised by June 30, 1995 with full payment by July 31, 1995. The agreement also provided Mr. Olsen the option to buy 20,000 shares at $.50 per share by March 31, 1996. On June 28, 1995 Mr. Olsen sent a letter to the Company exercising the election to put the 100,000 shares back to the Company. On August 6, 1996 Mr. Olsen sent a letter to the Company rescinding the June 28, 1995 letter.
As of September 30, 1996, the option is considered null and void.

NOTE 7 - SUBSEQUENT EVENTS

     On October 23, 1996, the Company completed a merger transaction (the "Merger") in which it acquired 100% of the issued and outstanding capital stock of Avtel Holdings, Inc., a California corporation in exchange for 4,252,508 shares of the Company's $.001 par value common stock, comprising approximately 61% of the Company's issued and outstanding common stock after giving effect to the Merger, and 1,000,000 shares of newly authorized shares of the company's Series A Convertible Preferred Stock. The Merger, which was consumated in accordance with the terms of an Acquisition Agreement dated August 30, 1996, was approved by the Company's shareholders at a special meeting held October 23, 1996. The transaction has been accounted for as a purchase. Assets and liabilities are reflected at their fair market value.

     In November, 1996, the Company acquired Silicon Beach Communications, Inc. ("SBC"), a privately held California corporation, that serves an Internet Service Provider ("ISP") and provides software development services. The acquisition was structured as a stock for stock transaction in which the Company issued an aggregate of 115,000 shares of its Common Stock in



 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 7 - SUBSEQUENT EVENTS (Continued)

exchange for all the issued and outstanding capital stock of SBC.

      The following pro forma balance sheets and statements of operations give effect to the above events as if they had occurred on October 1, 1995:



AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)

NOTE 7 - SUBSEQUENT EVENTS (Continued)
                         As
                      Reported               Silicon
                        In The     Avtel      Beach
                    Accompanying  Holdings   Communi-
                      Financial     Inc.     cations      Pro froma  Pro Forma
                      Statements  10/31/96   10/31/96    Adjustments  Balance
ASSETS                          (Unaudited) (Unaudited)
Current Assets
  Cash                $   9,420  $ 959,943    $  5,685   $        -  $ 975,048
  Accounts Receivable,
    Net                  17,936     13,324      26,926            -     58,186
  Other Receivables           -          -      11,296            -     11,296
  Prepaid Expenses            -          -      11,613            -     11,613

     Total Current
       Assets            27,356    973,267       55,520           -  1,056,143

Fixed Assets
  Equipment             159,306          -      239,866           -    399,172
  Equipment Lease        21,280          -            -           -     21,280
  Furniture & Fixtures    6,866          -        3,963           -     10,829
  Less Accumulated
    Depreciation        (84,426)         -       (5,630)          -    (90,056)

     Net Fixed Assets   103,026          -      238,199           -    341,225

Other Assets
  Due From Stockholder        -          -        6,722           -      6,722

     Total Assets    $  130,382  $ 973,267     $300,441  $        - $1,404,090




 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 7 - SUBSEQUENT EVENTS (Continued)
                         As
                      Reported               Silicon
                       In The      Avtel      Beach
                    Accompanying  Holdings   Communi-
                      Financial     Inc.     cations     Pro froma   Pro Forma
                      Statements  10/31/96   10/31/96   Adjustments   Balance
LIABILITIES AND                 (Unaudited) (Unaudited)
STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable,
   Trade             $   25,269   $ 62,047   $ 70,399   $        -   $ 157,715
  Income Taxes Payable      200        800        800            -       1,800
  Accrued Liabilities     6,266     10,041     10,970            -      27,277
  Advance Payments            -          -     15,201            -      15,201
  Line of Credit              -          -     24,900            -      24,900
  Lease Obligation,
   Current Portion        6,120          -     32,823            -      38,943
  Loans, Current Portion      -          -     60,220            -      60,220
  Officer Payable        40,900     51,100          -            -      92,000

     Total Current
     Liabilities         78,755     123,988    215,313           -     418,056

Long Term Liabilities
  Lease Obligation,       3,890           -     77,662           -      81,552
  Loans                       -           -      3,930           -       3,930

     Total Liabilities   82,645     123,988    296,905           -     503,538

  Minority Interest      18,911           -          -           -      18,911



 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)


NOTE 7 - SUBSEQUENT EVENTS (Continued)
                         As
                      Reported                Silicon
                       In The        Avtel     Beach
                    Accompanying    Holdings  Communi-
                      Financial       Inc.    cations     Pro froma  Pro Forma
                      Statements    10/31/96  10/31/96   Adjustments  Balance
Stockholders' Equity             (Unaudited) (Unaudited)

  Common Stock            2,513       3,000      1,000     (3,000) A
                                                           (1,000) A
                                                             4,253 B
                                                               115 C     6,881
  Preferred Stock             -   1,000,000          -  (1,000,000)A
                                                         1,000,000 D 1,000,000
  Offering Costs              -      (6,709)         -       6,709 E         -
  Paid in Capital in
   Excess of Par Value  520,249           -     10,833       3,000 A
                                                             1,000 A
                                                            (4,253)B
                                                              (115)C
                                                            (6,709)E
                                                          (147,012)F
                                                            (8,297)G   368,696
  Retained
   Earnings (Deficit)  (493,936)   (147,012)    (8,297)    147,012 F
                                                             8,297 G  (493,936)

     Total Stockholders'
     Equity              28,826     849,279      3,536           -     881,641

     Total Liabilities
     and Stockholders'
     Equity         $   130,382   $ 973,267    $300,441  $       -  $1,404,090


 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)

NOTE 7 - SUBSEQUENT EVENTS (Continued)        Silicon
                                     Avtel     Beach
                                    Holdings  Communi-
                      As Reported     Inc.    cations
                         In The      From      From
                      Accompanying Inception Inception
                       Financial       To        To       Pro froma  Pro Forma
                       Statements   10/31/96  10/31/96   Adjustments  Balance
REVENUES
  Sales               $  299,315   $  13,197  $432,916   $        -  $ 745,428
  Cost of Sales           67,034       6,138         -            -     73,172

     Gross Margin        232,281       7,059   432,916            -    672,256

EXPENSES
  General and
   Administrative        276,485     159,137   441,213            -    876,835
  Bad Debt Expense         4,842           -         -            -      4,842

     Total Operating
     Expense             281,327      159,137  441,213            -    881,677

Income (Loss)
From Operations          (49,046)    (152,078)  (8,297)           -   (209,421)

Operating Loss
Per Share             $        -                                     $    (.09)








 AVTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(formerly Hi, Tiger International, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
(Continued)

NOTE 7 - SUBSEQUENT EVENTS (Continued)


     The accompanying unaudited condensed pro forma Balance Sheet has been prepared as if the mergertook place on October 1, 1996. The accompanying unaudited condensed proforma Statement of Operations has been prepared as if the merger took place on October 1, 1995.

PRO FORMA ADJUSTMENTS

     The adjustments to the accompanying unaudited condensed pro forma financial statements are described below:

     (A) Cancellation of all authorized, issued and outstanding shares of all classes of AvTel Holdings, Inc. and Silicon Beach Comunications, Inc. common and preferred stock.

     (B) Issuance of 4,252,508 shares of $.001 par value common stock of the Company in accordance with the acquisition agreement to purchase of Avtel Holdings, Inc.

     (C) Issuance of 115,000 shares of $.001 par value common stock of the Company in accordance with the acquisition agreement tp purchase Silicon Beach Communications, Inc.

     (D) Issuance of 1,000,000 shares of newly authorized shares of the Company's Series A Convertible preferred stock in accordance with the acquisition agreement to purchase Silicon Beach Communications, Inc..

     (E)  Elimination of offering costs of AvTel Holdings, Inc.

     (F) Elimination of current period earnings of AvTel Holdings, Inc. from Retained Deficit due to purchase accounting.

     (G)  Elimination of current period earnings of Silicon Beach
Communications, Inc. from Retained Deficit due to purchase accounting.